Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-120953

Prospectus Supplement No. 1

to Prospectus dated December 20, 2004

PRICESMART, INC.

17,924,840 Rights to Purchase Shares of Common Stock

Up to 16,052,668 Shares of Common Stock Offered Pursuant to the Rights Offering

We are supplementing the prospectus dated December 20, 2004, covering 17,924,840 transferable subscription rights to purchase shares of our common stock issued pursuant to our rights offering as described in the prospectus and the issuance of up to 16,052,668 shares of our common stock upon the exercise of such rights. This prospectus supplement includes our Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2004, which was filed with the Securities and Exchange Commission on January 14, 2005.

We also would like to announce in this prospectus supplement that we have extended the $7 subscription period, as described in the prospectus dated December 20, 2004, by one business day, such that the $7 subscription period will now expire at 5:00 p.m., New York City time, on Monday, January 24, 2005. The expiration date for the $8 subscription period remains unchanged. The $8 subscription period will expire at 5:00 p.m., New York City time, on Wednesday, December 21, 2005.

This prospectus supplement supplements information contained in the prospectus dated December 20, 2004. This prospectus supplement should be read in conjunction with the prospectus dated December 20, 2004, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the prospectus dated December 20, 2004, including any supplements and amendments thereto.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated December 20, 2004, including any amendment or supplement thereto.

INVESTING IN OUR SHARES OF COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 7 OF THE PROSPECTUS DATED DECEMBER 20, 2004, AND ALSO SEE “FACTORS THAT MAY AFFECT FUTURE PERFORMANCE” BEGINNING ON PAGE 18 OF THIS PROSPECTUS SUPPLEMENT FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved any of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 14, 2005.